502 – 1978 Vine Street
Vancouver, BC V6K 4S1
Tel: (604) 737 0203

PRESS RELEASE

Garuda Capital Corp. confirms restructuring and issues shareholder update:

VANCOUVER, June 7, 2005 – Garuda Capital Corp. (OTC BB: GRUA) announced today that it continues to review its operations and is contemplating a corporate restructuring. The company previously announced that it intended to sell or divest itself of its non-mining assets to pursue natural resource projects with a view to enhancing shareholder value. This is still the intention of the Board of Directors.

The company reported April 4 2006 that its subsidiaries, Garuda Minerals Inc. and Garuda Gold Corporation had elected not to exercise their options to joint venture two mining prospects in Ghana - accordingly the letters of intent with Newhaven Resources Ltd. expired on May 18, 2006. The company continues to evaluate exploration and mining properties on an ongoing basis.

With regard to Garuda’s subsidiaries, Mr. Relph reports the following:

Hagensborg Foods Ltd.

Hagensborg is in the business of manufacturing and marketing gourmet foods, both branded and private label chocolates as well as seafood pates. Following the reorganization and the launch of the new product line, Hagensborg Foods Ltd. has recorded a substantial improvement in sales and gross margins for the third quarter ending March 31, 2006.

Hagensborg’s sales are up 89% quarter over quarter. Traction is occurring as two major clients, Whole Foods Market and Wild Oats (together with its Canadian subsidiary Capers), continue to distribute the Hagensborg brand throughout their chains, enhancing the company’s gross sales.

The company also announces that Ms. Shelley Miller has accepted the role of President at Hagensborg. Ms. Miller was previously Director of Marketing and Sales at Hagensborg.

“Current results completely vindicate the decision to reposition our product line (www.hagensborg.com ) and to produce all natural chocolates. We believe that eliminating hydrogenated oils is not just a passing fad but here to stay. As a result, our sales will continue to increase at the current rate for the rest of this year.” stated Ms. Miller.

Natural Program Inc.

Natural Program is in the business of developing and marketing herbal remedies and operates a Chinese herbal pharmacy to dispense high quality Chinese herbs to practitioners and markets a wholesale line of herbal remedies under the Natural Program brand name. Due to the inability of Garuda to capitalize or fund Natural Program, management of Natural Program has been unable to execute its business plan or achieve profitability. As a result, management of Garuda has determined that it would be in the best interest of the Company to dispose of its interest in Natural Program and is currently evaluating offers.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective to develop businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

For more information please contact:
Garuda Capital Corp., Investor and Media Relations
Cassandra Anderton
Phone 604-266-9539

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission. Garuda assumes no obligation to update the information in this press release.